Exhibit 5.1

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1
Tel: +353 1 649 2000 Fax: +353 1 649 2649 email: info@algoodbody.com website: www.algoodbody.com dx: 29 Dublin

Our ref |	KVR 01418735	Your ref |	Date |	28 October 2016

Adient plc
25-28 North Wall Quay
IFSC
Dublin 1

Adient plc (the Company)

Dear Sirs

We act as Irish Counsel for the Company, a public limited company incorporated under the laws of Ireland, in connection with the proposed registration by the Company of up to 8,900,000 ordinary shares of the Company, nominal value $0.001 per share (the Ordinary Shares), pursuant to a Registration Statement on Form S-8 (the Registration Statement) to be filed by the Company under the Securities Act of 1933, as amended.

The plans and awards under which the Ordinary Shares may be issued, offered or sold (as applicable) are as follows:

• The Adient plc 2016 Omnibus Incentive Plan
• The Adient plc 2016 Director Share Plan
• The Adient US LLC Savings and Investment (401k) Plan
• The Adient Production Employees Savings and Investment (401k) Plan
• The Bridgewater Interiors LLC Savings and Investment (401k) Plan
• The Avanzar Interior Technologies, Ltd Savings and Investment (401k) Plan

(hereinafter together referred to as the Plans, including any amendments, restatements or sub-plans thereof).

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinion hereinafter expressed. In rendering this opinion, we have examined and have assumed the truth and accuracy of the contents of such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all the signatures, authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed:

1.

that as of today’s date and at each time Ordinary Shares are issued, none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Ordinary Shares will be issued in accordance with such resolutions and authorities and the terms of the Plans;

2.	that at each time Ordinary Shares will be issued, the Company will then have sufficient authorised but unissued share capital to allow for the issue of such Ordinary Shares;

3.

that any issue of Ordinary Shares pursuant to the Plans will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issue of the Ordinary Shares of cash at least equal to the nominal value of such Ordinary Shares and that where Ordinary Shares are issued under a Plan without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by Section 1027 of the Companies Act 2014 of Ireland (the Act) (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by Section 82(6) and 1043 of the Act) or issued for consideration as set out in Section 1028(2) of the Act;

4.	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than Irish law;

5.

that at the time of the grant by any committee of the board of directors of the Company of an award or other allotment and issue of an Ordinary Share under the Plans, such committee has been duly constituted and remains a duly constituted committee of the board of directors of the Company having the necessary powers and authorities to grant awards and issue the Ordinary Shares;

6.

that the articles of association of the Company intended to be adopted by the Company with effect from 31 October 2016, a copy of which has been provided to us, will be so adopted in the form provided to us; and

7.	the absence of fraud on the part of the Company and its respective officers, employees, agents and advisors.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within qualifications and assumptions, and provided that the Registration Statement, as finally amended, has become effective, we are of the opinion that the Ordinary Shares have been duly authorised and when issued (and, if required, paid for in either cash or services) in accordance with the Registration Statement, the Plans and the options or other equity awards granted or to be granted thereunder will, be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”) (except for Ordinary Shares issued pursuant to deferred payment arrangements, which shall be fully paid upon the satisfaction of such payment obligations);

In rendering this opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this Opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours faithfully

/s/ A&L Goodbody

A&L Goodbody